The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-185049

Preliminary Pricing Supplement

Subject to Completion, dated April 17, 2014

Pricing Supplement dated , 2014 to the

Prospectus dated August 1, 2013,

Prospectus Supplement dated August 8, 2013 and Product Prospectus Supplement (Rate Linked Notes, Series A) dated August 8, 2013

The Bank of Nova Scotia $ Callable Step-Up Rate Notes, Series A Due May 1, 2031
■	100% repayment of principal at maturity
■	Quarterly interest payments
■	The per annum fixed rate of interest payable on the Notes will increase during the term of the Notes:
	Years 1-6	3.50%
	Years 7-9	3.75%
	Years 10-12	4.00%
	Years 13-14	4.25%
	Years 15-16	4.75%
	Year 17	5.75%
■	Callable quarterly by the Bank at par after 6 years
■	Unless general interest rates rise significantly, you should not expect to earn the higher stated interest rates described above because the Notes are likely to be called
■	If not called by the Bank, term of approximately 17 years
■	All payments on the Notes are subject to the credit risk of The Bank of Nova Scotia; if The Bank of Nova Scotia defaults on its obligations, you could lose some or all of your investment
■	No exchange listing; designed to be held to maturity

Investing in the Notes involves certain risks.  You should refer to “Additional Risk Factors” in this pricing supplement and “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement.

The Callable Step-Up Rate Notes, Series A due May 1, 2031 (the “Notes”) offered hereunder are unsecured obligations of The Bank of Nova Scotia, and investment risks include possible loss of the principal amount invested due to the credit risk of The Bank of Nova Scotia. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia.

Neither the United States Securities and Exchange Commission (“SEC”), nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or product PROSPECTUS supplement. Any representation to the contrary is a criminal offense. The notes are not insured by the canada deposit insurance corporation PURSUANT to the canada deposit insurance corporation act or the u.s. federal deposit insurance corporation or any other governmental agency of canada, the united states or any other jurisdiction.

Scotia Capital (USA) Inc. and any of its affiliates or agents may use this pricing supplement in market making transactions in the Notes after their initial sale. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution” on page PS-32 of the accompanying product prospectus supplement.

	Original Offering Price	Maximum Underwriting Discount and Commission(1)	Proceeds to the Bank*
Per Note	$1,000	$22.50	$1,000
Total	[●]	[●]	[●]

(1) Scotia Capital (USA) Inc., our affiliate, will purchase the Notes from us as principal at the original offering price and will resell the Notes to Wells Fargo Securities, LLC, which will, acting as principal, offer the Notes to other registered broker-dealers or directly to investors. Wells Fargo Securities, LLC will receive an underwriting discount and commission not to exceed $22.50 for each Note sold in this offering. From this underwriting discount and commission, Wells Fargo Securities, LLC will pay selected dealers, which may include Wells Fargo Advisors, LLC and Wells Fargo Advisors Financial Network, LLC, a selling concession not to exceed $22.50 for each Note they sell. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement for further information.

Scotia Capital (USA) Inc.	Wells Fargo Securities

Investment Description

You should read this pricing supplement together with the prospectus dated August 1, 2013, as supplemented by the prospectus supplement dated August 8, 2013 and the product prospectus supplement (Rate Linked Notes, Series A) dated August 8, 2013, relating to our Senior Note Program, Series A, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control.  The Notes may vary from the terms described in the accompanying prospectus, prospectus supplement and product prospectus supplement in several important ways.  You should read this pricing supplement, including the documents incorporated herein, carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website at http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000009631):

Prospectus dated August 1, 2013:

http://www.sec.gov/Archives/edgar/data/9631/000089109213006699/e54840_424b3.htm

Prospectus Supplement dated August 8, 2013:

http://www.sec.gov/Archives/edgar/data/9631/000089109213006938/e54968_424b3.htm

Product Prospectus Supplement (Rate Linked Notes, Series A), dated August 8, 2013:

http://www.sec.gov/Archives/edgar/data/9631/000089109213006942/e54970_424b5.htm

The Bank of Nova Scotia has filed a registration statement (including a prospectus, a prospectus supplement, and a product prospectus supplement) with the SEC for the offering to which this pricing supplement relates.  Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov, or accessing the links above.  Alternatively, The Bank of Nova Scotia, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement and the product prospectus supplement if you so request by calling 1-416-866-3672.

Investor Considerations

We have designed the Notes for investors who:

▪	seek a fixed income investment with an interest rate that increases to, but not above, preset rates during the term of the investment;
▪	seek current income of at least 3.50% per annum (the interest rate applicable for the 1st through 6th years) and at an interest rate in excess of 3.50% per annum in the 7th through 17th years, subject to the Bank’s right to call the Notes;
▪	understand that the Notes may be called by the Bank after 6 years; and
▪	are willing to hold the Notes until maturity.

The Notes are not designed for, and may not be a suitable investment for, investors who:

▪	seek a liquid investment or are unable or unwilling to hold the Notes to maturity;
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▪	expect interest rates to increase beyond the interest rates provided by the Notes;
▪	prefer the certainty of investments without a call feature; or
▪	are unwilling to accept the credit risk of the Bank.
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Terms of the Notes

The information in this “Terms of the Notes” section is qualified by the more detailed information set forth in the prospectus, the prospectus supplement and the product prospectus supplement, each filed with the SEC.

Issuer:	The Bank of Nova Scotia (the “Bank”)
Currency:	U.S. Dollars
Pricing Date:	● (expected to be April 25, 2014*)
Issue Date:	● (expected to be May 1, 2014 *)
Principal Amount:	$1,000 per Note. References in this pricing supplement to a “Note” are to a Note with a principal amount of $1,000.
Original Offering Price:	$1,000 per Note
Stated Maturity Date:	● (expected to be May 1, 2031*). The Notes are subject to redemption by the Bank prior to the stated maturity date as set forth below under “Call Provision.” The Notes are not subject to repayment at the option of any holder of the Notes prior to the stated maturity date.
Payment at Maturity:	Unless called prior to stated maturity by the Bank, a holder will be entitled to receive on the stated maturity date a cash payment in U.S. Dollars equal to $1,000 per Note, plus any accrued and unpaid interest.
Business Day	Any day which is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law, regulation or executive order to close in New York and Toronto.
Interest Payment Dates:

The 1st of each February, May, August and November, commencing August 1, 2014 and ending on the stated maturity date or earlier call date.* Except as described below for the first interest period, on each interest payment date, interest will be paid for the period commencing on and including the immediately preceding interest payment date and ending on and including the day immediately preceding that interest payment date. This period is referred to as an “interest period.” The first interest period will commence on and include the issue date and end on and include July 31, 2014. Interest payable with respect to an interest period will be computed on the basis of a 360-day year of twelve 30-day months (“30/360”).

If a scheduled interest payment date (including the stated maturity date or earlier call date) is not a Business Day, interest will be paid on the next Business Day, and interest on that payment will not accrue during the period from and after the scheduled interest payment date.

Interest Rate:	The per annum interest rate that will apply during each interest period that falls within the dates below is as follows:
	Commencing May 1, 2014 and ending April 30, 2020	3.50%
	Commencing May 1, 2020 and ending April 30, 2023	3.75%
	Commencing May 1, 2023 and ending April 30, 2026	4.00%
	Commencing May 1, 2026 and ending April 30, 2028	4.25%
	Commencing May 1, 2028 and ending April 30, 2030	4.75%
	Commencing May 1, 2030 and ending April 30, 2031	5.75%

* To the extent that we make a change to the expected pricing date or the expected issue date, the interest payment dates and stated maturity date may also be changed in our discretion to ensure that the term of the Notes remains the same.

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Call Provision:	The Notes are callable by the Bank, in whole but not in part, on any interest payment date on or after May 1, 2020 at 100% of their principal amount plus accrued and unpaid interest to, but excluding, such interest payment date. The Bank will give call notice to the holders of the Notes at least 10 Business Days prior to the date fixed for redemption. If we call the Notes on a scheduled interest payment date that is not a Business Day, you will receive the amount payable upon redemption on the next Business Day, and interest on that payment will not accrue during the period from and after the scheduled interest payment date. So long as the Notes are represented by global securities and are held on behalf of The Depository Trust Company (“DTC”), the Bank will deliver call notices and other notices through DTC. We refer to the period from and including the issue date to but excluding May 1, 2020 as the “non-call period.”
Tax Redemption:	The Bank (or its successor) may redeem the Notes at any time, including during the non-call period, in whole but not in part, at a redemption price equal to the Principal Amount thereof together with accrued and unpaid interest to the date fixed for redemption, if it is determined that changes in Canadian tax law or interpretation will result in the Bank (or its successor) becoming obligated to pay, on the next interest payment date, additional amounts with respect to the Notes. See “Tax Redemption” in this pricing supplement for more details.
No Listing:	The Notes will not be listed on any securities exchange or automated quotation system.
Agents/Underwriters:	Scotia Capital (USA) Inc., as lead agent/underwriter, and Wells Fargo Securities, LLC (“Wells Fargo Securities”), as agent/underwriter.
Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP/ISIN:	CUSIP 064159ER3 / ISIN US064159ER34
Form of Notes:	Book-entry
Type of Note:	Callable Step-Up Rate Notes, Series A
Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank
Status:	The Notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). Holders will not have the benefit of any insurance under the provisions of the Canada Deposit Insurance Corporation Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime of any jurisdiction.
Use of Proceeds and Hedging:	General corporate purposes and to hedge risks of the Bank associated with its obligation to pay the amounts due under the Notes. We expect to hedge our obligations under the Notes through an affiliate of Wells Fargo Securities, one of our affiliates and/or another unaffiliated counterparty. Our cost of hedging will include the projected profit that such counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss. We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No holder of the Notes will have any rights or interest in our hedging activity or any positions we or any affiliated or unaffiliated counterparty may take in connection with our hedging activity. See “Additional Risk Factors—The Underwriting Discount and Commission, the Structuring and Development Fee, Offering Expenses and Certain Hedging Costs are Likely to Adversely Affect the Price at Which You Can Sell Your Notes.”

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Clearance and Settlement:	DTC
Terms Incorporated:	All of the terms appearing under the caption “General Terms of the Notes” beginning on page PS-10 in the accompanying product prospectus supplement, as modified by this pricing supplement. For the avoidance of doubt, the survivor’s option referred to in the accompanying product prospectus supplement is not applicable to the Notes.

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EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine any accrued but unpaid interest payable based upon the then applicable Interest Rate calculated on the basis of a 360-day year consisting of twelve 30-day months.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes.  For more information, see “Description of the Debt Securities We May Offer—Events of Default” beginning on page 22 of the accompanying prospectus.

TAX REDEMPTION

The Bank (or its successor) may redeem the Notes at any time, including during the non-call period, in whole but not in part, at a redemption price equal to the Principal Amount thereof together with accrued and unpaid interest to the date fixed for redemption, upon the giving of a notice as described below, if:

  as a result of any change (including any announced prospective change) in or amendment to the laws (or any regulations or rulings promulgated thereunder) of Canada (or the jurisdiction of organization of the successor to the Bank) or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the Pricing Date (or, in the case of a successor to the Bank, after the date of succession), and which in the written opinion to the Bank (or its successor) of legal counsel of recognized standing has resulted or will result (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which interest is due, additional amounts with respect to the Notes; or
  on or after the Pricing Date (or, in the case of a successor to the Bank, after the date of succession), any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in Canada (or the jurisdiction of organization of the successor to the Bank) or any political subdivision or taxing authority thereof or therein, including any of those actions specified in the paragraph immediately above, whether or not such action was taken or decision was rendered with respect to the Bank (or its successor), or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion to the Bank (or its successor) of legal counsel of recognized standing, will result (assuming, in the case of any announced prospective change, that such change, amendment, application, interpretation or action is applied to the Notes by the taxing authority and that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which interest is due, additional amounts with respect to the Notes;

and, in any such case, the Bank (or its successor), in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it (or its successor). The circumstances in which the Bank (or its successor) may become obligated to pay additional amounts with respect to the Notes are described in the section “General Terms of the Notes—Payment of Additional Amounts” in the accompanying product prospectus supplement.

In the event the Bank elects to redeem the Notes pursuant to the provisions set forth in the preceding paragraph, it shall deliver to the Trustees a certificate, signed by an authorized officer, stating (i) that the Bank is entitled to redeem such Notes pursuant to their terms and (ii) the Principal Amount of the Notes to be redeemed.

Notice of intention to redeem such Notes will be given to holders of the Notes not more than 45 nor less than 30 days prior to the date fixed for redemption and such notice will specify, among other things, the date fixed for redemption and the redemption price.

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Additional Risk Factors

An investment in the Notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement.

You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, prospectus supplement and product prospectus supplement.

The Amount of Interest You Receive May Be Less than the Return You Could Earn on Other Investments.

Interest rates may change significantly over the term of the Notes, and it is impossible to predict what interest rates will be at any point in the future. Although the interest rate on the Notes will increase to preset rates at scheduled intervals during the term of the Notes, the interest rate that will apply at any time on the Notes may be less than prevailing market interest rates at such time. As a result, the amount of interest you receive on the Notes may be less than the return you could earn on other investments.

Your Investment Is Subject to a Reinvestment Risk in the Event We Elect to Call the Notes.

We have the ability to call the Notes prior to the stated maturity date. In the event we decide to exercise our optional call right, the amount of interest payable over the term of your Notes would be less than the amount of interest payable if you held the Notes until the stated maturity date.  There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk following our exercise of our optional call right.  We may choose to call the Notes early or choose not to call the Notes early, in our sole discretion.  In addition, it is more likely that we will call the Notes prior to maturity during periods when the remaining interest is to accrue on the Notes at a rate that is greater than that which we would pay on a conventional fixed-rate non-callable debt security of comparable maturity.

We May Call the Notes During the Term of the Notes, Including During the Non-Call Period, in Certain Circumstances If There Is a Change in Canadian Tax Law or Interpretation.

Although our optional call right gives us the right to call the Notes at our option only after the end of the non-call period, we may have the right to call the Notes during the term of the Notes, including during the non-call period, in certain circumstances if there is a change in Canadian tax law or interpretation. See “Tax Redemption” in this pricing supplement for more details. If we exercise our call right in such an event during the non-call period, you will become subject to the risks described in the preceding risk factor earlier than you may expect based on the non-call period.

The Step-up Feature Presents Different Investment Considerations than Fixed Rate Notes.

You will most likely not earn the higher scheduled interest rates on the Notes unless general interest rates rise significantly during the term of the Notes. This is due, in part, to the fact that we are likely to exercise the call provision before the realization of such higher scheduled interest rates. Therefore, when determining whether to invest in the Notes, you should not focus on the higher interest rates, which are only applicable after the first 6 years of the stated term of your Notes, and instead consider, among other things, the annual interest rate applicable to the first call date on which we may exercise our call right as compared with the rate of return on other comparable investments and the call provision.

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An Investment in the Notes May Be More Risky than an Investment in Notes with a Shorter Term.

The Notes have a term of 17 years, subject to our right to call the Notes starting on May 1, 2020. By purchasing notes with a longer term, you will bear greater exposure to fluctuations in interest rates than if you purchased a note with a shorter term. In particular, you may be negatively affected if interest rates begin to rise because the likelihood that we will call your Notes will decrease and the interest rate applicable to your Notes during a particular interest period may be less than the amount of interest you could earn on other investments available at such time. In addition, if you tried to sell your Notes at such time, the value of your Notes in any secondary market transaction would also be adversely affected.

Your Investment Is Subject to the Credit Risk of The Bank of Nova Scotia.

The Notes are senior unsecured debt obligations of The Bank of Nova Scotia and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, prospectus supplement and product prospectus supplement, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of The Bank of Nova Scotia, except such obligations as may be preferred by operation of law.  Any payment to be made on the Notes, including any interest payment on any interest payment date and the return of the principal amount at maturity or on the call date, as applicable, depends on the ability of The Bank of Nova Scotia to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of The Bank of Nova Scotia may affect the market value of the Notes and, in the event The Bank of Nova Scotia were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Underwriting Discount and Commission, the Structuring and Development Fee, Offering Expenses and Certain Hedging Costs are Likely to Adversely Affect the Price at Which You Can Sell Your Notes.

Assuming no changes in market conditions or any other relevant factors, the price, if any, at which Wells Fargo Securities or its affiliates may be willing to purchase the Notes in secondary market transactions will likely be lower than the original offering price. The original offering price includes, and any secondary market price is likely to exclude, the underwriting discount and commission paid in connection with the initial distribution, the structuring and development fee received by Scotia Capital (USA) Inc., offering expenses and the projected profit that our hedge counterparty (which may be an affiliate of Wells Fargo Securities or an affiliate of ours) expects to realize in consideration for assuming the risks inherent in hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. The price at which Wells Fargo Securities or its affiliates or any other potential buyer may be willing to buy your Notes will also be affected by the interest rates provided by the Notes and by the market and other conditions discussed in the next risk factor.

The Price at Which the Notes May Be Sold Prior to Maturity Will Depend on a Number of Factors.

The price, if any, at which the Notes may be sold in the secondary market prior to maturity will depend on a number of factors, which include:

  Changes in U.S. interest rates. The value of the Notes may be affected by changes in the interest rates in the U.S. markets.
  Credit risk. Any actual or anticipated changes in our credit ratings, credit spreads, financial condition or results of operations may affect the value of the Notes. However, because the return on the Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as whether we exercise our option to call the Notes, an improvement in our credit ratings, credit spreads, financial condition or results of operations will not reduce the other investment risks related to the Notes.

There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses.

There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. The underwriters or their affiliates may make a market for the Notes; however, they are not required to do so and may stop

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any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial. Because we do not expect that any market makers will participate in a secondary market for the Notes, the price at which you may be able to sell your Notes is likely to depend on the price, if any, at which the underwriters or their affiliates are willing to buy your Notes.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses. Consequently, you should be willing to hold the Notes to maturity.

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Supplemental Plan of Distribution (Conflicts of Interest)

Scotia Capital (USA) Inc. or one of our affiliates will purchase the Notes at the original offering price and, as part of the distribution of the Notes, will sell the Notes to Wells Fargo Securities at a discount and underwriting commission of up to $22.50 per $1,000 Principal Amount of Notes in connection with the distribution of the Notes. In accordance with the terms of a distributor accession letter, Wells Fargo Securities has been appointed as a distribution agent under the distribution agreement and may purchase Notes from The Bank of Nova Scotia or its affiliates. Scotia Capital (USA) Inc. will separately receive a structuring and development fee of up to $0.50 per $1,000 Principal Amount of Notes.

In addition, Scotia Capital (USA) Inc. or another of its affiliates or agents may use this pricing supplement and the product prospectus supplement, prospectus supplement and prospectus to which this pricing supplement relates in market-making transactions after the initial sale of the Notes. While the underwriters may make markets in the Notes, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. See the sections titled “Supplemental Plan of Distribution” in the accompanying prospectus supplement and product prospectus supplement.

From time to time, Wells Fargo Securities and its affiliates have engaged, and in the future may engage, in transactions with and performance of services for us for which they have been, and may be, paid customary fees. In particular, Wells Fargo Securities or one of its affiliates may be our swap counterparty for a hedge relating to our obligations under the Notes.

Wells Fargo Securities proposes to offer the Notes in part directly to the public at the original offering price set forth on the cover page of this pricing supplement and in part to Wells Fargo Advisors, LLC and Wells Fargo Advisors Financial Network, LLC or certain securities dealers at such price less a selling concession not to exceed $22.50 per Note.

After the initial public offering of the Notes is completed, the original offering price and concessions may be changed by an agent.

We expect to hedge our obligations through an affiliate of Wells Fargo Securities, one of our affiliates and/or another unaffiliated counterparty. Our cost of hedging will include the projected profit that such counterparties expect to realize in consideration for assuming the risks inherent in hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond the counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss. See “Terms of the Notes—Use of Proceeds and Hedging” in this pricing supplement.

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes.  As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

The Notes are new securities without an established trading market.  The Notes will not be listed on a national securities exchange.  An agent may make a market for the Notes, as applicable laws and regulations permit, but is not obligated to do so and may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for these Notes.

No action has been or will be taken by the Bank, the agents or any broker-dealer affiliates of the Bank or the agents that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying product prospectus supplement, prospectus supplement and prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying product prospectus supplement, prospectus supplement and prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on the Bank, the agents or any broker-dealer affiliates of the Bank or the agents.

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For the following jurisdictions, please note specifically:

Argentina

The Bank’s Senior Notes Program, Series A and the related offer of Notes and the sale of Notes under the terms and conditions provided herein does not constitute a public offering in Argentina. Consequently, no public offering approval has been requested or granted by the Comisión Nacional de Valores, nor has any listing authorization of the Notes been requested on any stock market in Argentina.

Brazil

The Notes may not be offered or sold to the public in Brazil. Accordingly, this pricing supplement and the accompanying product prospectus supplement, prospectus supplement and prospectus have not been submitted to the Comissão de Valores Mobiliáros for approval. Documents relating to this offering may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

Chile

The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying product prospectus supplement, prospectus supplement and prospectus, may be made in or from Chile except in circumstances that will result in compliance with any applicable Chilean laws and regulations.

Mexico

The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying product prospectus supplement, prospectus supplement and prospectus may not be publicly distributed in Mexico.

Paraguay

This is a private and personal offering. The Notes offered have not been approved by or registered with the National Securities Commission (Comisión Nacional de Valores) and are not part of a public offering as defined by the Paraguayan Securities Law. The information contained herein is for informational and marketing purposes only and should not be taken as an investment advice.

Taiwan

The Notes may be made available outside Taiwan for purchase by Taiwan residents outside Taiwan but may not be offered or sold in Taiwan.

Conflicts of Interest

Each of Scotia Capital (USA) Inc. and Scotia Capital Inc. is an affiliate of the Bank and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither Scotia Capital (USA) Inc. nor Scotia Capital Inc. is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Scotia Capital (USA) Inc., Wells Fargo Securities, and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage

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activities. Scotia Capital (USA) Inc., Wells Fargo Securities, and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, Scotia Capital (USA) Inc., Wells Fargo Securities, and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank.  Scotia Capital (USA) Inc., Wells Fargo Securities, and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

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Certain Canadian Income Tax Consequences

This pricing supplement should be treated as incorporating the discussion under “Certain Canadian Income Tax Considerations” on page S-20 of the accompanying prospectus supplement.

Certain U.S. Federal Income Tax Considerations

The following is a general description of the material United States federal income tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the United States federal income tax consequences of acquiring, holding and disposing of the Notes and receiving payments under the Notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

U.S. Holders

In the opinion of our tax counsel, Allen & Overy LLP, the Notes will be treated as fixed-rate debt instruments issued without original issue discount (“OID”) for U.S. federal income tax purposes.

Payments of Interest. Under the treatment discussed above, all of the stated interest on the Notes will be treated as qualified stated interest for purposes of applying the OID rules because, under applicable Treasury regulations, we will generally be presumed to call the Notes before any scheduled interest rate increase. Accordingly, a U.S. holder will generally be taxed on any interest on the Notes as ordinary interest income at the time it accrues or is received, in accordance with the holder’s method of accounting for tax purposes. If we do not call the Notes prior to an interest rate increase, the Notes will be treated as if they were redeemed and reissued on the interest rate increase date at their then-adjusted issue price solely for purposes of calculating OID. Upon such a deemed reissuance, the Notes will be treated as being called prior to the next interest rate increase as described in this paragraph, and therefore will similarly not be treated as reissued with OID.

Sale, Redemption or Maturity of the Notes. U.S. holders will generally recognize gain or loss on the sale, redemption or maturity of the Notes equal to the difference between the amount realized on the sale, redemption or maturity and the holder’s adjusted tax basis in the Notes. A U.S. holder’s adjusted tax basis in the Notes will generally be the amount the holder paid for the Notes. Such gain or loss will be long-term capital gain or loss if, at the time of the sale, redemption or maturity, the U.S. holder held the Notes for more than one year, and short-term capital gain or loss otherwise.

You should carefully consider the discussion set forth in “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement. U.S. holders should also review the discussion under “—Treasury Regulations Requiring Disclosure of Reportable Transactions”, “—Information With Respect to Foreign Financial Assets” and “—Backup Withholding and Information Reporting” under “United States Taxation” in the prospectus.

Non-U.S. Holders

A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Notes, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the United States for 183 days or more during the taxable year of the sale, redemption or maturity of the Notes. If the payment is effectively connected with conduct by the holder of a U.S. trade or business, the holder generally will be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business

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in the United States, subject to certain adjustments. Payments made to a non-U.S. holder, individual or corporate, may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Internal Revenue Code (which are commonly referred to as “FATCA”) generally impose a 30% withholding tax on certain payments, including “pass-thru” payments to certain persons if the payments are attributable to assets that give rise to U.S.-source income or gain. Pursuant to recently issued final Treasury regulations and administrative guidance, this withholding tax would not be imposed on payments pursuant to obligations that are outstanding on July 1, 2014 (and are not materially modified after June 30, 2014). Accordingly, FATCA withholding generally is not expected to be required on the Notes. If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are unclear and Investors should consult their own advisors about the application of FATCA, particularly if they may be classified as financial institutions under the FATCA rules.

Prospective purchasers of the Notes should consult their tax advisors as to the federal, state, local and other tax consequences to them of acquiring, holding and disposing of the Notes and receiving payments under the Notes.

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